Exhibit (h)(2)

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between PINE Distributors LLC (the “Distributor”) and Redwood Private Real Estate Debt Fund (the “Fund ”).

WHEREAS, a majority of the interests of Pine Advisor Solutions LLC, the parent of the Distributor, are being sold to Centralis USA Inc., an affiliate of Centralis Group Holdings S.à.r.l. (the “Transaction”).

Effective as of the Closing Date, the Fund, and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of April 1, 2026, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s board of trustees (the “Board” and members thereof, the “Trustees”) Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least thirty (30) days’ written notice, by the Fund’s Board, by vote of a majority of Independent Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date of the Transaction.

PINE Distributors LLC	Redwood Private Real Estate Debt Fund

By:	By:
Name: Mark Fairbanks	Name: [•]
Title: President	Title: [•]